Exhibit 99.1


Contacts:
Stan Kazmierczak                Julie Myers
Chief Financial Officer         Investor Relations
510413-1333                     510-771-3380
kaz@vina-tech.com               ir@vina-tech.com

           VINA Technologies Announces Closing of Private Offering of
                            Common Stock and Warrants

NEWARK, Calif. - December 24, 2001 - VINA Technologies, Inc. (Nasdaq: VINA), today announced that it has completed the sale of approximately 16.6 million shares of its common stock at a price of $0.64 per share and warrants to purchase up to approximately 5.3 million additional shares through a private offering to primarily existing shareholders and several executive officers. The offering resulted in gross proceeds to VINA, prior to the exercise of the warrants, of approximately $10.59 million.

As previously announced, in the first stage of the private placement, VINA sold approximately 5.62 million shares at a purchase price of $0.64 per share and warrants to purchase up to approximately 1.8 million additional shares, resulting in the receipt of gross proceeds of approximately $3.59 million. Together, both stages of the offering resulted in VINA issuing approximately
22.19 million shares and warrants to purchase 7.09 million additional shares and receiving gross proceeds of $14.18 million.

The issuance of the shares was approved by the company's stockholders on December 17, 2001 in accordance with the Nasdaq Marketplace rules.

The warrants have an exercise price of $1.00 per share and have a three-year term, subject to earlier termination if VINA's share price equals or exceeds $2.00 for a period of 20 out of any 30 consecutive trading days.

The company stated that it expects to use the net proceeds of the offering for working capital and general corporate purposes. Proceeds may also be used to make strategic investments, acquire or license technology or products, or acquire businesses that may complement its business.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares and warrants have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

Except for the historical information contained herein, the matters set forth in this press release, including the company's expected use of proceeds of the offering, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the effect of the offering on VINA's share price, changing customer requirements, the broadband access market growth, and the effects of technological advances and competition. For a discussion of additional factors that may cause results to differ, see VINA's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001. These forward-looking statements speak only as of the date hereof. VINA disclaims any intent or obligation to update these forward-looking statements.